Exhibit 99.1


Hecla Reports Dramatic Increase in Second Quarter 2006 Income, Sales,
    Gross Profit and Cash Flow; For the Period Ended June 30, 2006


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Aug. 2, 2006--Hecla Mining Company (NYSE:HL) today reported income applicable to common shareholders of $9.1 million, or 8 cents per common share, for the second quarter of 2006, $15.5 million more than the loss of $6.4 million, or 5 cents per common share, during the second quarter of 2005. Compared to the same quarter last year, Hecla increased:

    --  Sales revenue by 125%, to $56.9 million, a Hecla record

    --  Gross profit by 409%, to $17.7 million

    -- Net cash flow before exploration and pre-development by 378%, to $36.5 million, and

    -- Cash flow provided by operating activities to $28.9 million from $1.0 million

    Hecla's silver production costs continued to decrease, with an average total cash cost of silver produced in the second quarter of $1.98 per ounce, which compares very favorably to a worldwide industry average cash cost per ounce of silver production in 2005 of $3.28. Second quarter financial results were positively impacted by increased prices for gold, silver, zinc and lead, as well as from the sale of the Noche Buena gold exploration property in northern Mexico, which resulted in a pre-tax gain of $4.4 million. This gain was partially offset by a charge of $1.2 million for stock option expense.
    Income applicable to common shareholders for the first half of 2006 was $47.3 million, or 40 cents per share, compared to a loss of $9.8 million, or 8 cents per share in the first half of 2005. Included in 2006 results is a first quarter gain of $35.6 million, net of income taxes, on the sale of investment securities.
    Hecla produced 1.3 million ounces of silver at an average total cash cost per ounce of $1.98 and 42,234 ounces of gold, including 38,399 ounces in Venezuela, at an average total cash cost per ounce of $340 during the second quarter. For the first six months of 2006, Hecla produced 2.5 million ounces of silver at an average total cash cost per ounce of $2.01, and 84,653 ounces of gold, including production of 76,019 ounces in Venezuela, at an average cash cost per ounce of $348.
    Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, "This continues to be a great year, with the most quarterly revenues in our 115-year history. Hecla is the lowest-cost, lowest-risk primary silver producer in North America, and these metals prices have allowed us to generate significant earnings and operating cash flow after funding our aggressive exploration program. This program is expected to deliver more reserves or resources at almost every property this year. Given our successes on both the operating and exploration fronts, I believe the market is not yet recognizing the low-risk profile of our silver assets, the cash-generating power of our operations and the growth in our reserve/resource base."

    2ND QUARTER HIGHLIGHTS

    -- Significant increase in net income, sales, gross profit and cash flow compared to the same period one year ago

    -- 24% decrease in average total cash cost for silver to $1.98 per ounce, with production of 1.3 million ounces of silver

    -- 42,234 ounces of gold produced, including 38,399 ounces attributed to the La Camorra Unit at an average total cash cost of $340 per ounce

    -- Successful sale of all gold ounces inventoried in Venezuela and establishing buyers for in-country sales going forward

    -- Exploration success, with anticipated resource increases by year-end at Lucky Friday, Greens Creek and the San Sebastian Hugh Zone

    --  Sale of Noche Buena gold exploration property for $4.4 million

    --  No debt; cash and short-term investments of $80.8 million

    OPERATIONS

    Hecla's Lucky Friday Unit, located in northern Idaho, produced 742,125 ounces of silver during the second quarter of 2006, at an average total cash cost of $4.97 per ounce. In the first six months of the year, Lucky Friday produced 1.4 million ounces of silver at an average total cash cost per ounce of $5.13. Production costs at Lucky Friday decreased compared to the first quarter of the year as mining transitioned from the 4900 level to the newly developed 5900 level. That transition was completed early in the third quarter of 2006 and most of the production is now coming from the 5900 level, with anticipated production of about 3 million ounces of silver in 2006 and close to 4 million ounces in 2007. The Lucky Friday mine is the deepest underground precious metals mine in the United States and has been operating for 60 years.
    Hecla holds a 29.73% interest in the Greens Creek silver mine, a joint venture with Rio Tinto, located on Admiralty Island near Juneau, Alaska. Hecla's share of second quarter Greens Creek production included 520,750 ounces of silver at the low average total cash cost of negative $2.28 per ounce, made possible by high prices of by-product metals: zinc, gold and lead. The mine also contributed 3,750 ounces of gold for Hecla's account during the second quarter of 2006. For the first six months of the year, Hecla's share of Greens Creek production was 1.1 million ounces of silver and 8,478 ounces of gold, at an average total cash cost of silver of negative $1.74 per ounce, compared to 1.7 million ounces of silver in the first half of 2005 at an average total cash cost of $1.07 per ounce. Silver production has decreased at Greens Creek from a year ago primarily because of a 25% lower silver ore grade, a rehabilitation work program completed on major underground intersections in the mine, as well as less favorable timing for accessing higher-grade workfaces due to development work. Mine production was hampered in the second quarter by significant waste haulage and power outages necessary in order to tie into the public utility services. The tonnage mined is expected to improve in the third and fourth quarters of the year.
    Baker said, "We are anticipating total silver production company-wide for Hecla to be in the range of 6 million ounces for 2006, and are seeing the improvement in production levels that we expected at the Lucky Friday mine as more stopes come on line on the new level. However, while tonnage is expected to improve at Greens Creek during the second half of the year and there are no long-term issues, the ore grade would need to show significant improvement for the mine to achieve its earlier projected level of production for the year."
    The La Camorra Unit, consisting of the La Camorra mine and Mina Isidora, produced 38,399 ounces of gold in Venezuela during the second quarter of 2006, a 42% increase in production over the same period a year ago, now that Mina Isidora is in operation. All the ounces required to be sold locally for the second quarter were sold, as well as the gold held in inventory at the end of March. There was no gold inventory held for local sales at the end of the quarter. The sale of the gold inventory held at the end of March contributed an additional $7.2 million in revenue for the quarter, and buyers have been identified for future in-country gold sales. The average gold ore grade for the two deposits increased to 0.699 ounce of gold per ton compared to 0.581 ounce per ton a year ago, due to the startup of Mina Isidora and its high-grade reserve. However, the mining cost per ton has increased primarily due to the mining process at Mina Isidora, unfavorable currency exchange controls and higher labor costs. The average total cash cost of production increased 7% from the same period a year ago, to $340 per ounce, and the average full cost of production increased to $502 per ounce of gold during the second quarter of 2006, primarily due to depreciation of the shaft completed last year at the La Camorra mine.

    EXPLORATION

    Lucky Friday

    "We currently have a mine plan that takes us through 2013 with more than 60 million ounces in silver resources beyond that. Our exploration is designed to confirm the resource into the next decade," said Baker. "Although the potential increase in total resource for the year is not yet known, we would anticipate an increase in both proven and probable reserves as well as resources for Lucky Friday later this year." The Lucky Friday currently has about 90 million ounces of silver reserve and resources identified.
    In 2005, underground exploration work doubled the proven and probable reserve at Lucky Friday and had considerable success on the eastern side of the deposit. Additional drilling on the east side this year looks very encouraging, and favorable host lithology at depth shows that the eastern economic limit may be increasing for the area below the 5900 level and has the potential to again increase the strike length of the deposit. Drilling on the west side of the deposit began this year down to the 6400 level and four out of five holes showed mineable ore grade up to 12 ounces of silver per ton, which is comparable to the current production ore grade being milled, but not as high grade as on the east side, where the average grade is close to
18.5 ounces of silver per ton. The bottom of the currently known resource is already about 1,000 feet deeper than the current mining level. A drilling program is now exploring 1,800 feet below the current mining level, to 7,700 feet below the surface at the shaft. Other recent in-fill drilling has yielded numerous vein intercepts. In addition to this drilling, exploration is occurring to the east, west and above the current mining level -- all of it previously untested. There is good potential for an untested, contiguous deposit in the 2,450-foot gap between the currently identified resource and where the historic deposit was mined nearer the surface. Baker said, "Even though there's been mining at the Lucky Friday for 60 years, there is still significant unexplored ground. Our exploration program will start to scratch the surface of those targets over the next year or so."

    Greens Creek

    At Greens Creek, a successful 2006 exploration program has defined a new resource in the West Gallagher Zone that will be calculated and added to the resource report at year-end. This ore zone is anticipated to grow in size over the next year as drilling continues in the open-ended resource. In addition, ore-grade intercepts have been intersected approximately 750 feet and 1,000 feet updip from the mining faces in the area known as the 5250 zone. If the ore proves to be continuous between the current work area and the new intercepts, significant new tonnage could be added to reserves, extending the life of the already long-lived Greens Creek mine even further.

    Mexico

    At the Hugh Zone exploration project on Hecla's San Sebastian property in central Mexico, additional success was achieved during the quarter. Work on a new resource estimate is underway and is expected to result in a significant increase in the current resource estimate of 4.1 million ounces of silver. Holes drilled during the second quarter show ore-grade intercepts on the western side of the deposit over a two-meter diluted width having net smelter return values of more than $300 per tonne. Two deeper holes have also been completed along the inflection point of the deposit, which intersected narrow veining containing argentite, the dominant silver sulfide. The Hugh Zone, a stacked system discovered beneath where Hecla has already mined, is a polymetallic deposit containing silver, copper, zinc, lead and gold.
    Elsewhere on the San Sebastian property, the first hole drilled into a new target area, located 1.2 kilometers northeast from the Hugh Zone, encountered strong alteration and a 2.5-meter horizontal width, moderately banded quartz vein with nearly ore grade gold and silver mineralization. This vein intercept is very encouraging because it is a strong, banded vein structure containing silver and gold mineralization that has a long strike length potential. The San Sebastian exploration program has also identified several other soil anomalies that will be future exploration targets in this highly prospective silver district. Baker said, "This year we have increased our land package at San Sebastian more than 50%, because we now have multiple targets that indicate the large size of this rich geologic environment. So, for the rest of 2006 and in 2007, we expect to add resource, drill additional targets and identify even more targets."

    Venezuela

    Hecla's exploration in Venezuela is focused in three areas: the area adjacent to the La Camorra mine, resource additions at Mina Isidora and continued exploration on the Block B property surrounding Mina Isidora. At the La Camorra mine, the Southern vein system was identified as a result of sampling outcrops on the western end of the La Camorra tailings ponds. Five distinct structures were mapped on surface, returning gold values of up to 24 grams per tonne (gpt) (0.7 ounce per ton (opt)). During the second quarter, six holes were drilled to test the system, and all five structures were identified in the drill holes. The structures are pervasive, strongly altered and contain anomalous gold values, and Hecla is continuing with exploration there.
    Resource estimation for Mina Isidora is in progress, following completion of the most recent drill program. Fourteen underground and 26 surface drill holes were completed for a total exceeding 9,700 meters to test both the M and S veins. Assays of intercepts include gold values as high as 155 gpt (4.5 opt) and 195 gpt (5.7 opt). Drilling appears to have been successful in confirming and expanding the resources and in identifying a new ore shoot.
    Drilling of a downdip extension of the historic Panama mine, located approximately two kilometers to the northeast of Mina Isidora, is underway. Holes will target the downdip extension of the former Panama mine that historically produced 500,000 tonnes of ore at an average gold grade of 16 gpt (0.47 opt). The first drill hole intersected the vein approximately 50 meters below the old workings at a vertical depth of approximately 150 meters and returned an assay of 363 gpt gold (10.6 opt) over 0.41 meter. Two additional holes have been completed and assays are pending, and the drilling program continues.
    Other targets in the Block B concessions will be drilled later this year.

    Nevada

    About 30% of the planned underground drilling has been completed at the Hollister Development Block gold-silver exploration property in northern Nevada's prolific Carlin Trend. The project is an earn-in to a 50/50 joint venture with Great Basin Gold (GBG). The exploration program is on track to allow a decision early next year on whether the deposit is economically mineable. The East lateral drift was completed in the second quarter, with the West lateral drift scheduled for completion in the fourth quarter. Total project-to-date underground development totals 6,139 feet. About 160 feet of drifting was completed on the Gwenivere vein, where the mineralized structure averaged approximately 0.8 ounce of gold per ton and 12 ounces of silver per ton over an average width of 3.8 feet (undiluted). Additional drifting on the Gwenivere vein and both the South and Central Clementine veins is planned in the fourth quarter to generate a bulk sample for metallurgical and mill testing.
    To date, 42 drill holes have been completed for a total of 15,440 feet, out of the 55,000 feet planned for the total program. A second drill has arrived and is operating underground at the site, and diamond drilling is slated for completion by the end of the year. Intercepts have returned gold and silver grades generally ranging from mildly anomalous up to 8 ounces of gold per ton and 200 ounces of silver per ton. While there is not enough information yet to determine the economic viability of the deposit, drilling in some areas is generally verifying the grades, thicknesses and variability expected from previous drilling. The feasibility study for the project is on schedule for completion in the second quarter of 2007.

    NEW EXPLORATION V.P.

    Hecla is pleased to announce that Dr. Dean McDonald will be joining the company as Vice President -- Exploration, effective September 1, 2006. McDonald, a senior corporate executive with 24 years of experience in exploration and project evaluation, will provide direction for Hecla's aggressive exploration program and help develop overall strategy for the company as part of the executive management team. Baker said, "Dean brings to Hecla a wide experience with projects and deposits in Canada, South America, the U.S. and Australia. In addition to focusing on Hecla's substantial gold and silver exploration programs in five world-class mining districts, he will also lend additional strength to our generative exploration efforts."
    Since 2003, McDonald has been Vice President Exploration and Business Development for Committee Bay Resource Ltd. in Vancouver, British Columbia, where he managed gold projects in Nunavut and Western Australia, including grassroots exploration, in-fill drilling and resource estimation with related scoping and feasibility studies. Prior work includes exploration management for Miramar Mining Corporation, Nerco Exploration Company and Northern Orion Explorations. McDonald holds a Ph.D. in Geology from the University of Western Ontario and an M.Sc. in Structural and Mineral Deposits from the University of New Brunswick. He has received numerous academic and research awards and has been widely published during his career.

    OTHER

    Hecla's annual meeting was held in May, with shareholders re-electing George R. Nethercutt, Jr., and newly electing John H. Bowles to the Board of Directors for three-year terms. Hecla also said goodbye to long-time Chairman and 40-year Hecla employee Arthur Brown with his retirement effective at the annual meeting. As previously announced, the Board appointed Ted Crumley to the position of Chairman of the Board. Mr. Crumley is the former Chief Financial Officer of Boise Cascade Corporation and a Hecla director since 1995.
    Cautionary Note Regarding Second Quarter 2006 Results -- Final 2006 second quarter results could be impacted by a provision for potential losses imposed by the effect of foreign currency exchange controls if it is decided in the future to convert funds held in local currency in Venezuela to dollars. The company is assessing whether any such charge must be taken unless or until such an impact is realized.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.


                         HECLA MINING COMPANY
   (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                        Second Quarter Ended      Six Months Ended
                       ----------------------- -----------------------
HIGHLIGHTS              June 30,      June 30,  June 30,    June 30,
                          2006          2005      2006        2005
----------------------------------------------------------------------
FINANCIAL DATA
----------------------------------------------------------------------
Sales:
Silver operations (2)  $   25,875  $   15,598  $   50,090  $   30,342
Gold operations            31,066       9,657      46,641      19,347
                        ----------  ----------  ----------  ----------
 Total sales           $   56,941  $   25,255  $   96,731  $   49,689
                        ==========  ==========  ==========  ==========

Gross Profit:
Silver operations (2)  $   11,835  $    2,163  $   21,821  $    5,325
Gold operations             5,866       1,317       7,613       3,620
                        ----------  ----------  ----------  ----------
 Total gross profit    $   17,701  $    3,480  $   29,434  $    8,945
                        ==========  ==========  ==========  ==========

Net income (loss)      $    9,215  $   (6,245) $   47,609  $   (9,541)
Income (loss)
 applicable to common
 shareholders          $    9,077  $   (6,383) $   47,333  $   (9,817)
Basic income (loss) per
 common share          $     0.08  $    (0.05) $     0.40  $    (0.08)
Cash flow provided by
 (used in) operating
 activities            $   28,912  $      961  $   28,609  $   (6,024)
Net cash provided by
 operating activities
 before exploration
 and pre-development
 expenses (1)          $   36,477  $    7,626  $   41,056  $    5,567
----------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
----------------------------------------------------------------------
Silver - Ounces         1,262,875   1,438,806   2,503,761   2,857,069
Gold - Ounces              42,234      34,172      84,653      62,295
Lead - Tons                 5,288       5,584      10,497      10,480
Zinc - Tons                 5,063       6,557      10,632      12,503
Average cost per ounce
 of silver produced(2):
 Cash operating costs
  ($/oz.)                    1.65        2.45        1.72        2.46
 Total cash costs
  ($/oz.) (3)                1.98        2.59        2.01        2.59
 Total production costs
  ($/oz.)                    3.44        4.22        3.54        4.15
Average cost per ounce
 of gold produced (4):
 Cash operating costs
  ($/oz.)                     332         310         340         299
 Total cash costs
  ($/oz.) (3)                 340         317         348         307
 Total production costs
  ($/oz.)                     502         373         505         366
----------------------------------------------------------------------
AVERAGE METAL PRICES
----------------------------------------------------------------------
Silver - London Fix ($/oz.) 12.28        7.15       10.99        7.06
Gold - Realized ($/oz.)       613         432         592         430
Gold - London Final ($/oz.)   627         427         591         427
Lead - LME Cash
 (cents/pound)               49.9        44.7        53.1        44.6
Zinc - LME Cash
 (cents/pound)              149.3        57.7       125.6        58.7

(1) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by (used in) operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters and six months ended June 30, 2006 and 2005:

Cash flow provided by
 (used in) operating
 activities              $ 28,912   $     961   $  28,609   $  (6,024)
Add exploration             5,610       4,565       8,998       7,357
Add pre-development
 expenses                   1,955       2,100       3,449       4,234
                         --------   ---------   ---------   ----------
Net cash provided by
 operating activities
 before exploration and
 pre-development
 expenses                $ 36,477   $  7,626    $  41,056   $   5,567
                         ========   ========    =========   ==========

(2) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) For the quarters and six months ended June 30, 2006 and 2005, includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.



                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
      (dollars and shares in thousands, except per share amounts
                             - unaudited)

                             Second Quarter Ended   Six Months Ended
                              ------------------- --------------------
                              June 30,  June 30,  June 30,    June 30,
                                2006      2005      2006        2005
                              --------- --------- ---------   --------

Sales of products             $ 56,941  $ 25,255  $ 96,731   $ 49,689
                               --------  --------  --------   --------
Cost of sales and other
 direct production costs        30,716    17,896    50,626     33,039
Depreciation, depletion and
 amortization                    8,524     3,879    16,671      7,705
                               --------  --------  --------   --------
                                39,240    21,775    67,297     40,744
                               --------  --------  --------   --------
Gross profit                    17,701     3,480    29,434      8,945
                               --------  --------  --------   --------

Other operating expenses
  General and administrative     3,781     2,287     6,881      4,929
  Exploration                    5,610     4,565     8,998      7,357
  Pre-development expenses       1,955     2,100     3,449      4,234
  Depreciation and amortization    238       138       547        283
  Other operating expenses       1,024       492     1,264      1,184
  Gain on sale of properties,
   plants and equipment         (4,420)      - -    (4,420)       - -
  Provision for closed
   operations and environmental
   matters                         882       353     1,597        687
                               --------  --------  --------   --------
                                 9,070     9,935    18,316     18,674
                               --------  --------  --------   --------
Income (loss) from operations    8,631    (6,455)   11,118     (9,729)
                               --------  --------  --------   --------

Other income (expense):
  Gain (loss) on sale of
   investments                      (6)      - -    36,416        - -
  Interest and other income      1,084       386     1,691        788
  Interest expense                (236)       (3)     (363)        (8)
                               --------  --------  --------   --------
                                   842       383    37,744        780
                               --------  --------  --------   --------
Income (loss) from operations
 before income taxes             9,473    (6,072)   48,862     (8,949)
Income tax provision              (258)     (173)   (1,253)      (592)
                               --------  --------  --------   --------

Net income (loss)                9,215    (6,245)   47,609     (9,541)
Preferred stock dividends         (138)     (138)     (276)      (276)
                               --------  --------  --------   --------

Income (loss) applicable to
 common shareholders          $  9,077  $ (6,383) $ 47,333   $ (9,817)
                               ========  ========  ========   ========

Basic and diluted income
 (loss) per common share
 after preferred dividends    $   0.08  $  (0.05) $   0.40   $  (0.08)
                               ========  ========  ========   ========

Basic weighted average number
 of common shares outstanding  119,266   118,429   118,999    118,396
                               ========  ========  ========   ========

Diluted weighted average number
 of common shares outstanding  119,673   118,429   119,427    118,396
                               ========  ========  ========   ========



                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                  June 30,   Dec. 31,
                                                    2006       2005
----------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                      $  65,567  $   6,308
  Short-term investments and securities held for
   sale                                             15,200     40,862
  Accounts and notes receivable                     12,903     17,595
  Inventories                                       22,368     25,466
  Other current assets                               5,065      3,546
                                                  ---------  ---------
     Total current assets                          121,103     93,777
Investments                                          3,567      2,233
Restricted cash and investments                     20,855     20,340
Properties, plants and equipment, net              134,843    137,932
Other noncurrent assets                             22,788     17,884
                                                  ---------  ---------

Total assets                                     $ 303,156  $ 272,166
                                                  =========  =========

----------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses          $  18,599  $  16,684
  Dividends payable                                    138        138
  Accrued payroll and related benefits              10,809     10,452
  Accrued taxes                                      3,005      2,529
  Current portion of accrued reclamation and
   closure costs                                     6,365      6,328
                                                  ---------  ---------
     Total current liabilities                      38,916     36,131
Long-term debt                                         - -      3,000
Accrued reclamation and closure costs               60,928     62,914
Other noncurrent liabilities                         8,373      8,791
                                                  ---------  ---------

Total liabilities                                  108,217    110,836
                                                  ---------  ---------

----------------------------------------------------------------------
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
Preferred stock                                         39         39
Common stock                                        29,881     29,651
Capital surplus                                    513,306    508,104
Accumulated deficit                               (348,759)  (396,092)
Accumulated other comprehensive income                 903     19,746
Treasury stock                                        (431)      (118)
                                                  ---------  ---------

Total shareholders' equity                         194,939    161,330
                                                  ---------  ---------

Total liabilities and shareholders' equity       $ 303,156  $ 272,166
                                                  =========  =========

Common shares outstanding at end of period         119,469    118,594
                                                  =========  =========



                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                    Six Months Ended
                                                   -------------------
                                                   June 30,  June 30,
                                                     2006      2005
----------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------
Net income (loss)                                  $ 47,609  $ (9,541)
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization           17,218     7,988
  Gain on sale of investments                       (36,416)      - -
  Gain on disposition of properties, plants and
   equipment                                         (4,420)      (20)
  Gain on sale of royalty interests                    (341)     (550)
  Provision for reclamation and closure costs           198       335
  Stock compensation                                  1,767       832
  Other non-cash charges, net                           186       - -
Change in assets and liabilities:
  Accounts and notes receivable                       1,277     1,310
  Inventories                                         3,098    (5,931)
  Other current and noncurrent assets                (3,171)    1,823
  Accounts payable and accrued expenses               1,915       211
  Accrued payroll and related benefits                  446      (844)
  Accrued taxes                                         476       208
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (1,233)   (1,845)
                                                    --------  --------
Net cash provided by (used in) operating
 activities                                          28,609    (6,024)
                                                    --------  --------

----------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------
Additions to properties, plants and equipment       (14,186)  (23,994)
Proceeds from sale of investments                    57,441       - -
Proceeds from disposition of properties, plants
 and equipment                                        4,368        18
Purchase of short-term investments                  (37,210)  (56,694)
Maturities of short-term investments                 22,010    70,826
Increase in restricted investments                     (515)     (257)
                                                    --------  --------
Net cash provided by (used in) investing
 activities                                          31,908   (10,101)
                                                    --------  --------

----------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------
Common stock issued under stock option plans          2,331       256
Dividends paid to preferred shareholders               (276)     (276)
Purchase of treasury shares                            (313)      - -
Borrowings on debt                                    4,060       - -
Repayments of debt                                   (7,060)      - -
                                                    --------  --------
Net cash used in financing activities                (1,258)      (20)
                                                    --------  --------

Net increase (decrease) in cash and cash
 equivalents                                         59,259   (16,145)
Cash and cash equivalents at beginning of period      6,308    34,460
                                                    --------  --------

Cash and cash equivalents at end of period         $ 65,567  $ 18,315
                                                    ========  ========



                         HECLA MINING COMPANY
                            Production Data

                           Second Quarter Ended    Six Months Ended
                           -------------------- ----------------------
                           June 30,  June 30,   June 30,      June 30,
                             2006      2005       2006          2005
----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Tons of ore processed        65,703    55,380     129,427      98,565
Days of operation                70        59         139         104
Mining cost per ton        $  51.89  $  54.52  $    51.51  $    60.31
Milling cost per ton       $  12.07  $   8.00  $    11.73  $     8.10
Ore grade milled - Silver
 (oz./ton)                    12.29     12.09       11.66       12.49
Silver produced (oz.)       742,125   622,866   1,368,917   1,144,258
Lead produced (tons)          4,092     3,756       7,686       6,805
Zinc produced (tons)          1,374     1,180       2,406       2,004
Average cost per ounce of
 silver produced (2):
  Cash operating costs     $   4.85  $   4.69  $     5.06  $     4.96
  Total cash costs (1)     $   4.97  $   4.69  $     5.13  $     4.96
  Total production costs   $   6.08  $   4.84  $     6.22  $     5.13
Capital additions (in
 thousands)                $  2,406  $  2,291  $    4,507  $    4,102

----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Tons of ore milled           51,506    58,442     103,394     113,488
Days of operation                82        87         166         170
Mining cost per ton        $  35.72  $  30.17  $    35.12  $    31.73
Milling cost per ton       $  25.84  $  21.01  $    24.81  $    20.71
Ore grade milled - Silver
 (oz./ton)                    13.73     17.74       14.63       19.53
Silver produced (oz.)       520,750   760,193   1,134,844   1,657,064
Gold produced (oz.)           3,750     5,950       8,478      12,150
Lead produced (tons)          1,196     1,828       2,811       3,675
Zinc produced (tons)          3,689     5,377       8,226      10,499
Average cost per ounce of
 silver produced (2):
  Cash operating costs     $  (2.92) $   0.87  $    (2.30) $     0.86
  Total cash costs (1)     $  (2.28) $   1.11  $    (1.74) $     1.07
  Total production costs   $   1.22  $   3.54  $     1.62  $     3.43
Capital additions (in
 thousands)                $  1,966  $    894  $    3,953  $    1,314
----------------------------------------------------------------------
LA CAMORRA UNIT
----------------------------------------------------------------------
Tons of ore processed        60,832    49,269     115,379      99,601
Days of operation                86        80         170         163
Mining cost per ton        $ 124.48  $  68.23  $   123.87  $    56.19
Milling cost per ton       $  15.59  $  14.76  $    16.06  $    13.49
Ore grade milled - Gold
 (oz./ton)                    0.699     0.581       0.700       0.514
Gold produced (oz.)          38,399    27,020      76,019      48,881
Average cost per ounce of
 gold produced:
  Cash operating costs     $    332  $    310  $      340  $      299
  Total cash costs (1)     $    340  $    317  $      348  $      307
  Total production costs   $    502  $    373  $      505  $      366
Capital additions (in
 thousands)                $  1,847  $ 10,961  $    5,552  $   18,299

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.



                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                                Three Months Ended  Six Months Ended
                                ------------------ -------------------
                                June 30,  June 30,  June 30, June 30,
                                  2006      2005      2006     2005
----------------------------------------------------------------------
GOLD OPERATIONS
----------------------------------------------------------------------
Total cash costs                $ 12,562  $ 8,234  $ 25,771  $ 14,416
Divided by gold ounces produced       37       26        74        47
                                 --------  -------  --------  --------
   Total cash cost per ounce
    produced                    $    340  $   317  $    348  $    307
                                 ========  =======  ========  ========
Reconciliation to GAAP (2):
   Total cash costs             $ 12,562  $ 8,234  $ 25,771  $ 14,416
   Depreciation, depletion and
    amortization                   5,925    1,449    11,456     2,777
   Treatment and freight costs    (2,088)    (515)   (3,682)     (927)
   By-product credits              1,015      437     1,425       743
   Change in product inventory     7,822   (1,265)    4,111    (1,313)
   Reclamation, severance and
    other costs                      (37)     - -       (53)       31
                                 --------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $ 25,199  $ 8,340  $ 39,028  $ 15,727
                                 ========  =======  ========  ========
----------------------------------------------------------------------
SILVER OPERATIONS
----------------------------------------------------------------------
Total cash costs                $  2,503  $ 3,587  $  5,043  $  7,252
Divided by silver ounces
 produced                          1,263    1,384     2,504     2,800
                                 --------  -------  --------  --------
   Total cash cost per ounce
    produced                    $   1.98  $  2.59  $   2.01  $   2.59
                                 ========  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs             $  2,503  $ 3,587  $  5,043  $  7,252
   Depreciation, depletion and
    amortization (3)               2,599    2,430     5,215     4,928
   Treatment and freight costs    (8,063)  (5,896)  (15,016)  (11,907)
   By-product credits             17,387   11,862    32,714    23,118
   Strike-related costs (3)          - -      865       - -     1,376
   Change in product inventory (4)  (441)     497       212       108
   Reclamation, severance and
    other costs                       56       90       101       142
                                 --------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $ 14,041  $13,435  $ 28,269  $ 25,017
                                 ========  =======  ========  ========
----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Total cash costs                $ (1,186) $   841  $ (1,974) $  1,780
Divided by silver ounces
 produced                            521      760     1,135     1,657
                                 --------  -------  --------  --------
   Total cash cost per ounce
    produced                    $  (2.28) $  1.11  $  (1.74) $   1.07
                                 ========  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs             $ (1,186) $   841  $ (1,974) $  1,780
   Depreciation, depletion and
    amortization                   1,779    1,806     3,722     3,828
   Treatment and freight costs    (4,396)  (3,948)   (8,738)   (8,181)
   By-product credits             11,017    7,945    21,343    15,930
   Change in product inventory      (250)     916      (467)      855
   Reclamation, severance and
    other costs                       48       42        90        81
                                 --------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $  7,012  $ 7,602  $ 13,976  $ 14,293
                                 ========  =======  ========  ========
----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Total cash costs                $  3,689  $ 2,663  $  7,017  $  5,389
Divided by silver ounces
 produced (5)                        742      568     1,369     1,087
                                 --------  -------  --------  --------
   Total cash cost per ounce
    produced                    $   4.97  $  4.69  $   5.13  $   4.96
                                 ========  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs             $  3,689  $ 2,663  $  7,017  $  5,389
   Depreciation, depletion and
    amortization                     820       89     1,493       178
   Treatment and freight costs    (3,667)  (1,908)   (6,278)   (3,686)
   By-product credits              6,370    3,433    11,371     6,704
   Change in product inventory      (192)     142      (228)     (186)
   Reclamation and other costs         8       (7)       11         6
                                ---------  -------  -------- ---------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $  7,028  $ 4,412  $ 13,386  $  8,405
                                 ========  =======  ========  ========
----------------------------------------------------------------------
RECONCILIATION TO GAAP, ALL OPERATIONS
----------------------------------------------------------------------
Total cash costs                $ 15,065 $ 11,821  $ 30,814  $ 21,668
Depreciation, depletion and
 amortization (3)                  8,524    3,879    16,671     7,705
Treatment and freight costs      (10,151)  (6,411)  (18,698)  (12,834)
By-product credits                18,402   12,299    34,139    23,861
Change in product inventory (4)    7,381     (768)    4,323    (1,205)
Strike-related costs (3)             - -      865       - -     1,376
Reclamation and other costs           19       90        48       173
                                 --------  -------  --------  --------
Costs of sales and other direct
 production costs and
 depreciation, depletion and
 amortization (GAAP)            $ 39,240  $21,775  $ 67,297  $ 40,744
                                 ========  =======  ========  ========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) During the first quarter and for most of the second quarter, ending in June 2005, the mill that processed ore from San Sebastian was closed due to a strike by mill employees. During the second quarter and first six months of 2005, cost of sales and other direct production costs of $0.9 million and $1.4 million, respectively, were not included in the determination of total cash costs for silver operations. Additionally during the second quarter and first six months of 2005, San Sebastian recognized depreciation, depletion and amortization expense of $0.5 million and $0.9 million, which is reflected in the total for all properties and combined silver properties above.

(4) Includes approximately $907,000 related to San Sebastian cost of sales and other direct production costs during the first quarter of 2006 for prior period dore shipments.

(5) Ounces mined from the 5900 level development project at Lucky Friday in 2005 were not included in the determination of total cash costs. During the second quarter and first six months of 2005, approximately 55,000 ounces and 58,000 ounces, respectively, of silver were excluded from the calculation.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612